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                                 AMENDED AND RESTATED

                           INVESTMENT MANAGEMENT AGREEMENT

         AGREEMENT made as of the first day of February, 1994 by and between DIMENSIONAL EMERGING MARKETS FUND INC., a Maryland corporation (the "Fund"), and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (the "Advisor").

         1.   DUTIES OF ADVISOR

              (a) The Fund retains the Advisor to manage the investment and reinvestment of the assets of the Fund, to continuously review, supervise and administer the Fund's investment program, to determine in its discretion the securities to be purchased or sold and the portion of the Fund's assets to be held uninvested, to provide the Fund with records concerning the Advisor's activities which the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Directors concerning the Advisor's discharge of the foregoing responsibilities. The Advisor shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus. The Advisor agrees to render such services on the terms and for the compensation provided herein.

              (b) The Advisor may enter into one or more agreements ("Sub-Advisory Contract") with a sub-advisor in which the Advisor delegates to such sub-advisor the performance of any or all of the services specified above, provided that: (i) each Sub-Advisory Contract imposes on the sub-advisor bound thereby all the duties and conditions to which the Advisor is subject with respect to the delegated services under this Agreement; (ii) each Sub-Advisory Contract meets all requirements of the 1940 Act and rules thereunder; and
(iii) the Advisor shall not enter into a Sub-Advisory Contract unless it is approved by the Board of Directors of the Fund prior to implementation.

         2.   PORTFOLIO TRANSACTIONS

              (a) All orders for the purchase and sale of securities for the Fund shall be placed in such markets and through such brokers as in the Advisor's best judgment shall offer the most favorable price and market for the execution of each transaction. In selecting a broker or dealer for any transaction or series of transactions, the Advisor may consider a number of factors, including, for example, net price, reputation, financial strength and stability, efficiency of execution, block trading and block positioning capabilities, willingness to execute related or unrelated difficult transactions in the future, research services provided to the Advisor, and other matters ordinarily involved in the receipt of brokerage services generally. In no event shall the Advisor be under any duty to obtain the lowest commission or best net price for the Fund on any particular transaction, nor is the Advisor under any duty to execute any order in a fashion either preferential to the Fund relative to other like accounts managed by the Advisor or otherwise materially adverse to such other accounts.

              (b) The Advisor may effect securities transactions which cause the Fund to pay to a broker an amount of commission in excess of the amount of commission another broker/dealer would have charged, provided, however, that the Advisor determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by such broker, viewed in terms of either the specific transaction or the Advisor's overall responsibilities to the accounts for which the Advisor exercises investment discretion. The receipt and use of such services will not reduce the Advisor's customary and normal research activities.

              (c) Provided the investment objectives of the Fund are adhered to, the Advisor may aggregate sales and purchase orders of securities held in the Fund with similar orders being


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made simultaneously for other funds managed by the Advisor if, in the Advisor's reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses, and trading requirements. In accounting for such aggregated order, price and commission shall be averaged on a per bond or share basis daily. The Advisor's determination of such economic benefit to the Fund is based on an evaluation that the Fund is benefitted by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions, or a combination of these and other like or unlike factors.

         3.   EXPENSES

              (a) During the term of this Agreement, the Fund will bear all expenses, not specifically assumed by the Advisor, incurred in its operations.

              (b) Expenses borne by the Fund will include, but not be limited to, the following: (i) all direct charges relating to the purchase and sale of fund securities, including the cost (including brokerage commissions, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (ii) fees payable to and expenses incurred on behalf of the Fund by the Advisor under this Agreement; (iii) investment consulting fees and related costs; (iv) expenses of organizing the Fund; (v) costs incurred in connection with the issuance, sale or repurchase of the Fund's shares; (vi) filing fees and expenses relating to the registration and qualification of the Fund and its shares under federal and/or state securities laws and maintaining such registrations and qualifications; (vii) expenses of preparing and filing reports and other documents with governmental and regulatory agencies; (viii) fees and salaries payable to the Fund's directors who are not parties to this Agreement or interested persons of any such party ("Independent Directors"); (ix) all expenses incurred in connection with the Independent Directors' services, including travel expenses; (x) taxes (including any income or franchise taxes) and governmental fees; (xi) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (xii) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Fund for violation of any law; (xiii) interest charges;
(xiv) legal, accounting and auditing expenses; (xv) charges of administrators, custodians, transfer agents, pricing agents and other agents; (xvi) expenses of disbursing dividends and distributions; (xvii) costs of preparing share certificates; (xviii) expenses of publishing and mailing reports, notices and proxy materials for shareholders; (xix) expenses of obtaining and maintaining securities exchange listings of the Fund's shares; (xx) any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Fund is a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its officers, directors, employees and agents) incurred by the Fund; (xxi) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xxii) costs of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof; (xxiii) the cost of investment company literature and other publications provided by the Fund to its Directors and officers; and (xxiv) costs of mailing, stationery and communications equipment.

              (c) To the extent the Advisor incurs any cost or performs any services which are an obligation of the Fund, as set forth herein, the Fund shall promptly reimburse the Advisor for such costs and expenses. The payment or assumption by the Advisor of any expense of the Fund that the Advisor is not required by this Agreement to pay or assume shall not obligate the Advisor to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

         4.   COMPENSATION OF THE ADVISOR

              For the services to be rendered by the Advisor hereunder, the Fund shall pay to the Advisor at the end of each month, a fee equal to .04167 percent (representing an annual rate of .50 percent) of the net asset value of the Fund as of the last business day of each month (excluding purchases and redemptions made on the last day of the month). In the event that this Agreement is terminated at other than a month-end, the fee for such month shall be prorated.


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         5.   OTHER SERVICES

              The Advisor shall provide oversight on behalf of the Fund of the administrative services necessary to the operation of the Fund provided by Provident Financial Processing Corporation ("PFPC") and by any other third party service providers in accordance with written agreements approved by the Board of Directors of the Fund. The Advisor shall periodically report to the Board of Directors concerning such services. The fees charged by such providers for furnishing such services shall be paid by the Fund.

         6.   REPORTS

              The Fund and the Advisor agree to furnish to each other information with regard to their respective affairs as each may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for the Fund, or which are maintained by other persons under the Advisor's oversight, are the property of the Fund, agrees to preserve, or require persons acting under the Advisor's oversight to preserve, for the periods prescribed by Rule 31a-2 under the 1940 Act, any records which the Advisor maintains, or which are maintained by other persons under the Advisor's oversight, for the Fund and which are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly, or require persons acting under the Advisor's oversight to surrender, to the Fund any records which it maintains for the Fund, or which are maintained by other persons under the Advisor's oversight, upon request by the Fund. The Fund has received copies of Part II of the Advisor's Form ADV to date, or a separate brochure which the Advisor represents contains the same information as in such Part II.

         7.   STATUS OF THE ADVISOR

              (a) The Advisor performs investment management services for various clients and may take action with respect to any of its other clients which may differ from action taken or from the timing or nature of action taken with respect to the Fund, so long as it is the Advisor's policy, to the extent practical, to allocate investment opportunities to the Fund over a period of time on a fair and equitable basis relative to other clients.

              (b) The Advisor shall have no obligation to purchase or sell for the Fund any security which the Advisor, or its directors or employees, may purchase or sell for its or their own accounts or the account of any other client, if in the opinion of the Advisor such transaction or investment appears unsuitable, impractical or undesirable for the Fund.

         8.   LIABILITY OF ADVISOR

              (a) It is understood that any and all investment recommendations made by the Advisor constitute an expression of investment opinion only, prepared by the Advisor on the basis of sources and information believed to be reliable but for which the Advisor cannot warrant as to accuracy. It is understood that the Advisor shall assume no responsibility hereunder other than to render the services contemplated herein in good faith and the Advisor shall not be liable or held accountable for any mistakes of fact or law.

              (b) The Fund agrees not to hold the Advisor, or any of its directors or employees (collectively, the "Covered Parties"), liable for:

         (i) any act or omission of any broker/dealer selected by the Advisor in good faith and in a commercially reasonable manner, unless the Advisor (1) knowingly participates in such act or omission, (2) has actual knowledge of such act or omission and fails to take reasonable remedial action, or (3) through gross negligence in performing its own specific responsibilities


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         hereunder, has enabled the broker/dealer to commit such an act or omission; or

         (ii) any failure to cause the purchase or sale of any security on the basis of any information known to the Advisor or its directors or employees where the utilization of such information might, in the Advisor's sole opinion, constitute a violation of any Federal or state laws, rules, or regulations or a breach of any fiduciary or confidential relationship between the Advisor, its employees and any other person or persons.

              (c) The Fund agrees (i) not to hold the Covered Parties liable for, and (ii) to indemnify or insure the Covered Parties against, any costs and liabilities (including, e.g., attorneys' fees and disbursements) the Covered Parties may incur as a result of any claim against any of the Covered Parties arising out of an investment decision or other action taken or omitted by the Advisor in good faith exercise of its powers hereunder or otherwise related to this Agreement, excepting matters as to which the Advisor shall be finally adjudged to have been guilty of willful misconduct or gross negligence.

         9.   DURATION AND TERMINATION

              (a) This Agreement shall become effective on the 1st day of February, 1994, and continue in effect until December 22, 1994, and thereafter, only so long as such continuance is approved at least annually by a vote of the Fund's Board of Directors, including the vote of a majority of the directors who are not parties to such Agreement or interested persons of any such party, cast in person, at a meeting called for the purpose of voting such approval.

              (b) This Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to the Advisor. This Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment. All rights and obligations under
Section 8 of this Agreement shall survive any termination of this Agreement.

              (c) As used in this Section 9, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         10.  NOTICES

              Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

         11.  SEVERABILITY

              If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.


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         12.  GOVERNING LAW

              This Agreement shall be construed in accordance with the laws of the State of California and the 1940 Act. To the extent that the applicable laws of the State of California conflict with the applicable provisions of the 1940 Act, the latter shall control.

         13.  INTERPRETATION OF AGREEMENT.

              (a) This Agreement has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law (including California Civil Code section 1654) or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

              (b) Should any litigation be commenced by any party hereto concerning any provision of this Agreement or the rights and duties of any party hereto, then the prevailing party in such litigation shall be entitled, in addition to such other relief as may be granted, to reasonable attorney's fees, expert witness expenses, and other costs.


                        DIMENSIONAL EMERGING MARKETS FUND INC.



                        By:  ______________________________________
                                  Chairman and Chief Investment Officer


                        DIMENSIONAL FUND ADVISORS INC.



                        By:  ______________________________________
                                  Chairman  and Chief Executive Officer


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